Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2022- USNCH13371 Registration Statement Nos. 333-255302; 333-255302-03 Dated August 3, 2022; Filed pursuant to Rule 433

Contingent Income Auto-Callable Securities Due August , 2024 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100 Index®
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	Russell 2000® Index (ticker symbol: “RTY”), the S&P 500® Index (ticker symbol: “SPX”) and the Nasdaq-100 Index® (ticker symbol: “NDX”)
Stated principal amount:	$1,000 per security
Pricing date:	August 12, 2022
Issue date:	August 17, 2022
Valuation dates and contingent coupon payment dates:	The valuation dates and contingent coupon payment dates are set forth below:
Valuation dates*	Contingent coupon payment dates**
November 14, 2022	November 17, 2022
February 13, 2023	February 16, 2023
May 12, 2023	May 17, 2023
August 14, 2023	August 17, 2023
November 13, 2023	November 16, 2023
February 12, 2024	February 15, 2024
May 13, 2024	May 16, 2024
August 12, 2024 (the “final valuation date”)	August 15, 2024 (the “maturity date”)

* Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur, as described in the accompanying product supplement.

** If the valuation date immediately preceding any contingent coupon payment date (other than the final valuation date) is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such valuation date, as postponed.

Maturity date:	Unless earlier automatically redeemed, August 15, 2024
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously automatically redeemed, the securities will pay a contingent coupon equal to 2.50% of the stated principal amount of the securities (10.00% per annum) if and only if the closing level of the worst performing underlying index on the related valuation date is greater than or equal to its downside threshold level. If the closing level of the worst performing underlying index on any quarterly valuation date is less than its downside threshold level, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Payment at maturity[1]:

If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows:

•   If the final index level of the worst performing underlying index on the final valuation date is greater than or equal to its downside threshold level: $1,000 + the contingent coupon payment due at maturity

•   If the final index level of the worst performing underlying index on the final valuation date is less than its downside threshold level: $1,000 + ($1,000 × the index return of the worst performing underlying index on the final valuation date)

If the final index level of the worst performing underlying index on the final valuation date is less than its downside threshold level, you will receive less, and possibly significantly less, than 70% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Automatic early redemption:	If, on any valuation date (other than the final valuation date), the closing level of the worst performing underlying index on that valuation date is greater than or equal to its initial index level, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment
Initial index level:	For each underlying index, its closing level on the pricing date
Final index level:	For each underlying index, its closing level on the final valuation date
Downside threshold level:	For each underlying index, 70.00% of its initial index level
Index return:	For each underlying index on any valuation date, (i) its closing level on that valuation date minus its initial index level, divided by (ii) its initial index level
Worst performing underlying index:	For any valuation date, the underlying index with the lowest index return on that valuation date
CUSIP/ISIN:	17330PYZ6/ US17330PYZ60
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/0000200245/000095 010322013649/dp178311_424b2-us2200526.htm

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Index Return of Worst Performing Underlying Index on the Final Valuation Date	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-31%	$690.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $912.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	You will not receive any contingent coupon payment for any quarter in which the closing level of the worst performing underlying index on the related valuation date is less than its downside threshold level.

•	The securities are subject to the risks of all of the underlying indices and will be negatively affected if any one of the underlying indices performs poorly, even if the others perform well.

•	You will not benefit in any way from the performance of the better performing underlying indices.

•	You will be subject to risks relating to the relationship among the underlying indices.

•	Higher contingent coupon rates are associated with greater risk.

•	You may not be adequately compensated for assuming the downside risk of the worst performing underlying index.

•	The securities may be automatically called prior to maturity, limiting your opportunity to receive contingent coupon payments.

•	The securities offer downside exposure to the worst performing underlying index, but no upside exposure to the underlying indices.

•	The performance of the securities will depend on the closing levels of the underlying indices solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying indices.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which Citigroup Global Market Inc. or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by Citigroup Global Market Inc., and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Market Inc. or its affiliates, will reflect a temporary upward adjustment.

•	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks.

•	Changes that affect the underlying indices may affect the value of your securities.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.

•	The level of an underlying index may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.